IMAX CORPORATION

Exhibit 10.52

Memorandum

To:	MARK WELTON
from:	JACKI BASSANI
cc:	RICH GELFOND
Date:	September 18, 2020
Subject:	EMPLOYMENT TERMS

Mark, you are an integral part of the IMAX Leadership Team; we appreciate your loyalty and commitment to the Company and we value your ongoing contributions. Per your request, I am writing to confirm the terms and conditions of your ongoing employment.

Title:President, IMAX Theatres

Reporting to:	Rich Gelfond, CEO

Base Salary:	Your annual salary is CAD $750,750, less applicable withholding taxes. Your salary is eligible for review during our annual performance/compensation review process.

Bonus:

You remain eligible to receive a discretionary incentive bonus as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 70% of your base salary.  The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board of Directors of the Company in its sole discretion. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that you remain employed by the Company as of such date (except as otherwise provided herein); and provided, further, that in no event shall the Bonus be paid later than March 15th of the subsequent year.

Car Allowance:	CAD $1,100.00 per month paid with your regular pay taxed as income. Additionally, you may expense and be reimbursed for reasonable car-related expenses like gas, maintenance and insurance costs in

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105

accordance with Company policies in effect for senior executives from time to time, up to an annual maximum of CAD $11,800.00.

Vacation and

Benefits:

Your vacation entitlement and benefits will continue unchanged, including entitlement to the Wellness Allowance reimbursement of up to $2,500 per year, which is a taxable benefit, and your Medcan benefit.

LTIP:	Each year while you are employed, you shall receive an equity award (an “Annual Grant”) with an aggregate grant date fair market value of at least USD $1,450,000.

The vehicles, mix of nonqualified stock options (“Options”), Performance Stock Units (“PSUs”), and Restricted Stock Units (“RSUs”), vesting schedules, and valuation for the Options, PSUs, and/or RSUs for the Annual Grants will be consistent with the Company’s standard process and grants given to other senior executives at the time (and, for years in which you are a named executive officer, consistent with the Company’s process and grants given to other named executive officers for that year). The Annual Grants shall be granted on or about the time that awards are generally granted to the Company’s senior executives. Except as otherwise provided herein, you must be employed by the Company on the date of grant in order to receive an Annual Grant.

The Options, PSUs, and RSUs to be granted pursuant to this provision shall be granted on the terms and conditions set forth in the IMAX Corporation Second Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “LTIP”), the grant agreements to be entered into between the Company and you pursuant to the LTIP, and this memorandum.

Termination

Generally:	You understand and acknowledge that the Company is entitled to terminate your employment at any time with or without cause.

Termination with

Cause:	The Company may terminate your employment for cause without notice or severance pay.

Termination

Without Cause:

The Company may terminate your employment without cause by providing you with pay in lieu of notice as follows.  You will receive accrued but unpaid base salary, car allowance and benefits through the date of termination, reimbursement for properly incurred and unpaid business expenses, pay for accrued and unused vacation as of the termination date and your target Bonus (adjusted pro rata through the

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105

termination date) for the year in which you were terminated (collectively, the “Other Accrued Compensation and Benefits”).  You will also receive pay in lieu of notice for a period equal to one month per year of service with the Company (prorated for partial years), up to a maximum of twenty-four (24) months (the “Severance Period”) of your then current base salary, target Bonus and car allowance. You will not receive any additional equity grants during the Severance Period.   In addition to such payment, you will continue to be provided with benefits or, at the Company’s option, pay in lieu of benefits for the duration of the Severance Period.  The payments provided for in this provision shall be paid in a lump sum within sixty (60) days following your termination date.

All equity that remains unvested as of the date of a termination without cause will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and you pursuant to the LTIP, continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).

The compensation set forth in this provision will be inclusive of all entitlements to notice or pay in lieu of notice, termination pay and/or severance pay pursuant to the Employment Standards Act, 2000 (Ontario) or any other applicable contract, statute, common law or other legal entitlement.

Notwithstanding anything to the contrary herein, upon your termination without cause, the Company may, at its option, require you to work for up to six (6) months of the Severance Period immediately following your notice of termination to assist in transitioning your duties.  If the Company elects this option, it will provide you with written notice of such election at the time you are notified of your termination.  In such case, the end of the working transition period will constitute your termination date and the Severance Period will be reduced by the duration of such transition period.

Termination Due

To Death or

Disability:

In the event that your employment terminates as a result of your death or disability, the Company will pay to you (or to your estate, if applicable) the Other Accrued Compensation and Benefits, as well as any Bonus earned, but unpaid, for the year prior to the year of termination.

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105

Resignation for

Good Reason:

If at any time you resign from employment for Good Reason (as defined below), you will be entitled to the same severance payments and benefits as if you had been terminated without cause in accordance with the provisions above.  For the sake of clarity, the Company may, at its option, require you to work for up to six (6) months of the Severance Period immediately following your resignation for Good Reason to assist in transitioning your duties, as is the case following a termination without cause. For purposes of this agreement, “Good Reason” shall mean your resignation as a result of (i) following a change in control (as defined below), you ceasing to report to the CEO; (ii) a material reduction in your responsibilities or compensation; or (iii) the Company requiring you to be based at any office or location more than thirty (30) miles from Toronto or Mississauga, Ontario; provided, however, that no such event shall constitute Good Reason unless (A) you first give the Company written notice of your intention to resign your employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within sixty (60) days of its receipt of such notice, and (C) you actually resign your employment with the Company within thirty (30) days following the expiration of the sixty (60) day cure period.

Termination

Following Change

In Control:

In the event of both (i) a change in control of the Company (i.e., any person, or group of persons acting in concert, other than Richard L. Gelfond or Bradley J. Wechsler, acquiring greater than fifty (50%) percent of the outstanding common shares of IMAX, whether by direct or indirect acquisition or as a result of a merger or reorganization), and (ii) your termination from the Company without cause within 24 months following the change of control, you will be entitled to the same severance payments and benefits as if you had been terminated without cause in accordance with the provisions above.  Your granted and outstanding equity will be treated as follows:

Your granted and outstanding Options and RSUs shall accelerate and vest immediately.

With respect to your granted and outstanding PSUs, any requirement for continued service through the end of the applicable performance period shall be waived, and the number of your PSUs that may become vested and settled in accordance with the terms thereof at the end of the applicable performance period shall be measured by the greater of (x) the Company’s performance on the last trading day immediately preceding the date upon which the Change in Control is consummated,

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105

or (y) to the extent that the performance conditions remain applicable to the Company following the Change in Control, as determined in good faith by the Board, then the actual performance of the Company against those performance conditions as of the end of the applicable performance period will determine the number of PSUs that vest.  To the extent that the performance conditions no longer apply to the Company following a Change of Control, then clause (x) shall determine the number of PSUs that may vest.  Any unvested PSUs that do not vest in accordance with the foregoing shall be forfeited and canceled, and you shall have no further rights with respect thereto.

Please indicate your acknowledgement of receipt of this letter and your agreement with the terms and conditions herein by signing returning it to me via email by September 25, 2020.

With my signature below, I confirm receipt of this memorandum and my acceptance of the terms of my employment as written.

/s/ Mark Welton___________________

Mark Welton

September 18, 2020________________

Date

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105